CENTRAL AND SOUTH WEST CORPORATION
          CONSOLIDATED RETAINED EARNINGS
                As of June 30, 1998
                    (UNAUDITED)

                                                (millions)

Retained Earnings at Beginning of Year            $1,750
    Net income
       CSW International Two, Inc.                    53
       Energia International de CSW de SA de CV        1
       Newgulf Power Venture                          (1)
       Non-exempt entities                           118
     Deduct:  Common stock dividends                (185)
     Preferred stock dividends and
        other adjustments                             (4)
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Retained Earnings at June 30, 1998                $1,732
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